UMB Financial Corporation

News Release

1010 Grand Boulevard Kansas City, MO 64106 816.860.7000 umb.com

//FOR IMMEDIATE RELEASE// Contact: Mandie Nelson, 816.860.5088 Investor Relations Contact: Abby Mayer, 816.860.1685

UMB Financial Corporation Announces a $0.175 Quarterly Cash Dividend and Common Stock Repurchase Authorization

Kansas City, Mo. (April 21, 2009) – UMB Financial Corporation (NASDAQ: UMBF), financial services holding company, declared two actions during the company’s First Quarter Board meeting.

The company announced a $0.175 quarterly cash dividend, payable on July 1, 2009 to shareholders of record at the close of business on June 11, 2009.

The Board of Directors also authorized the repurchase of up to two million shares of the company's common stock during the next 12 months. Shares purchased under the program will be used for general corporate purposes and may be available for re-issuance in connection with the company's stock plans and dividend reinvestment plan. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company's discretion, and on such terms, including, without limitation, quantity, timing and price, as management may determine to be in the company's best interest.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Missouri, offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 138 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include a fund services group based in Milwaukee, Wisconsin, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company’s proprietary mutual funds.

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